Exhibit 99.1

Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Provides Second Quarter Update

Expects Q2 2003 Revenues of Between US$1.65 and US$1.7 Million,
Anticipates Best Quarterly Results Ever
Based on Strong Orders From Customers Worldwide

BURNABY, BC - July 15, 2003: Unity Wireless Corporation (OTCBB: UTYW), a provider of power amplifiers to the wireless industry, today announced that revenues for the second quarter of 2003 are expected to be in the range of US$1.65 million to US$1.7 million. Management anticipates positive operating income for the quarter.

Ilan Kenig, President and CEO of Unity Wireless Corporation commented, "We exceeded our own estimates for the quarter by focusing on both technology and customer diversification. We anticipate that our business will continue to improve in the near term."

Revenues for the second quarter 2003 increased approximately 360% over revenues in the first quarter of 2003 and increased by more than approximately 480% over second quarter 2002 revenues. The Company's previous quarterly sales record was US$1,482,494 reported in the first quarter 2002.

During the quarter the Company shipped its power amplifier products to nine customers in the United States, China, Europe, Canada and Israel for use in second generation (2G), 2.5G and third generation (3G) wireless networks. Shipments to customers in the United States led the way at approximately 50% of revenues, while the Company's customers in China represented over 30% of sales in the second quarter with approximately 20% of revenues coming from the balance of the Company's markets. The Company shipped six different models of its power amplifiers during the quarter.

The Company expects to publish final results for the second quarter on or before August 14, 2003.

About Unity Wireless Corporation www.unitywireless.com

Unity Wireless is one of the world's leading developers of Smart Power Amplifier technology. Our single-carrier and multi-carrier power amplifier products deliver world-class efficiency and performance with field-proven quality and reliability in thousands of base stations and repeaters around the world.

For More Information Contact:

James E. Carruthers, Unity Wireless, (604) 267-2716 jamesc@unitywireless.com
Mike Mulshine, Osprey Partners, (732) 292-0982 osprey57@optonline.net

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Forward-looking statements are based on the company's current expectations and are subject to market and competitive factors and the other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission. Actual results can differ materially. The company makes no commitment to disclose any revisions to forward-looking statements.